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                                                                  Exhibit 10.18

July 7th, 1999

Cecilia Atkinson
4861 Dakota Boulevard
Boulder, CO  80304


        Re:  TERMS OF EMPLOYMENT

Dear Cecilia:

This letter will confirm the terms of your employment with KBkids.com LLC. Such terms of employment are as follows:


         1. TITLE AND RESPONSIBILITIES. You will serve in the position of Vice President, Marketing. You will assume and discharge such responsibilities as are commensurate with such position and as the CEO of KBKids.com may direct. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities, shall perform them faithfully, diligently and competently, and shall use your best efforts to further the business of KBkids.com and its affiliates. In addition, you shall comply with and be bound by the operating policies, procedures and practices of KBkids.com, in effect from time to time during your employment.

         2. AT WILL EMPLOYMENT. You agree that your employment with KBkids.com is for an unspecified duration that constitutes at-will employment, and that either you or KBkids.com can terminate this relationship at any time, with or without cause.

         3. COMPENSATION.

         (a) In consideration of your services, you will be paid an annualized salary of U.S. $127,500, effective on your first day (yet to be determined) payable twice a month in accordance with KBkids.com's standard payroll practices.

         (b) In addition to your base compensation you will be eligible for an annual bonus based on the achievement of the Company's planned sales goals. You will receive the full amount of $35,000, if the Company achieves 100% of its sales goals. The annual bonus shall be awarded by the Company within thirty (30) days of the determination by the Company of achieving the sales goals for the applicable fiscal year.


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        (c) The Board of Directors shall consider, at its next meeting, the grant of an option to purchase 125,000 membership units in KBkids.com LLC at the exercise price of $2.85. These units shall vest over four years starting on the Effective Date, with no units vesting if your employment with KBkids.com terminates within a year of the Effective Date. Such grant is contingent upon Board approval.


        4. OTHER BENEFITS. You will be entitled to receive the standard employee benefits, as well as the Vice President level benefits, made available by KBkids.com to its employees to the full extent of your eligibility therefor. You shall be entitled to one day of paid time off per month, which shall be consistent with KBkids.com's PTO policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical insurance plans, 401(k) plan, or similar benefit plan of KBkids.com that is available from time to time to other comparable employees. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

        KBkids.com shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of KBkids.com, in accordance with the company's expense reimbursement policy as from time to time in effect.

        5. CONFIDENTIAL INFORMATION. You agree that your employment is contingent upon your execution and delivery to KBkids.com of a Nondisclosure and Assignment of Inventions Agreement in the standard form utilized by KBkids.com.

        6. BACKGROUND CHECK. Employment is contingent on receiving a satisfactory result from a confidential background check conducted by KBkids.com.

        7. NO CONFLICTING EMPLOYMENT. You agree that, during the term of your employment with KBkids.com, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which KBkids.com is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to KBkids.com.


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          8.   GENERAL PROVISIONS.

               (a) This Offer Letter will be governed by the laws of Colorado, applicable to agreements made and to be performed entirely within Colorado.

               (b) This Offer Letter sets forth the entire offer of KBkids.com relating to your potential employment and supersedes all prior verbal discussions between us.

               (c) If one or more of the provisions in this letter are deemed void by law, then the remaining provisions will continue in full force and effect.

               (d) The terms of this Offer Letter, when signed by you, will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of KBkids.com and successors and assigns.

               (e) You warrant that there is no agreement between you and any other party that would conflict with your obligations under this agreement or otherwise as an employee of KBkids.com.

          We are excited about having you join KBkids.com. If the foregoing accurately sets forth our mutual understanding and agreement regarding the terms of your employment, please acknowledge the same and accept this offer by signing and returning the enclosed copy of this letter, whereupon it shall become a binding agreement for such employment.


                                        Very truly yours,

                                        KBkids.com LLC



                                        By: /s/ Srikant Srinivasan
                                           -----------------------------
                                        Its: CEO

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ACCEPTANCE:


          I accept the terms of my employment with KBkids.com as set forth herein. I understand that this Offer Letter does not constitute a contract of employment for any specified period of time, and that the employment relationship may be terminated by either party at any time.



/s/ Cecilia Atkinson
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By

Cecilia Atkinson
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Print Name

        7/7/99
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Date